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Exhibit 10.10

AMENDED SCHEDULE TO SEVERANCE AGREEMENT

SEVERANCE AGREEMENTS

OFFICER OR EXECUTIVE	MULTIPLE
James D. Lightner	2.5
Thomas W. Dyk	2
Peter R. Scherer	2
Bruce R. DeBoer	2
Daniel G. Blanchard	2
Clifford C. Drescher	2
Rodney G. Mellott	2
Douglas R. Harris	2
John T. Sanchez	2

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  Exhibit 10.10
AMENDED SCHEDULE TO SEVERANCE AGREEMENT SEVERANCE AGREEMENTS